[CBRL GROUP, INC. LOGO]	POST OFFICE BOX 787
LEBANON, TENNESSEE
37088-0787

C B R L G R O U P, I N C.

Investor Contact:	Diana S. Wynne
Senior Vice President, Corporate Affairs
(615) 443-9837

Media Contact:	Julie K. Davis
Director, Corporate Communications
(615) 443-9266

CBRL GROUP REPORTS MARCH COMPARABLE STORE SALES
Announces Presentation at SunTrust Robinson Humphrey Conference

LEBANON, Tenn. (March 27, 2007) -- CBRL Group, Inc. (“CBRL” or the “Company”) (Nasdaq: CBRL) today reported comparable store sales for its Cracker Barrel Old Country Store® (“Cracker Barrel”) restaurants and gift shops for the four-week period ending Friday, March 23, 2007.

•	Comparable store restaurant sales were down 1.0% from the comparable period last year. The average check increased approximately 1.4% including 1.5% higher average menu pricing.
•	Comparable store retail sales were down 0.3%.

The Company noted that comparable store restaurant and retail sales in fiscal March were unfavorably affected by an estimated net effect of approximately 0.5 to 1.0%, and 1.0 to 1.5%, respectively, each as a result of winter weather that, as in February, was more severe this year than last year.

The Company also announced that it will be participating in the SunTrust Robinson Humphrey 36th Annual Institutional Conference to be held in Atlanta at the
Ritz-Carlton, Buckhead. The Company’s presentation will begin at 1:45 p.m. Eastern time on Tuesday, April 10, 2007. Chairman, President and Chief Executive Officer Michael A. Woodhouse will be speaking at the conference. A simulcast of the SunTrust Robinson Humphrey presentation will be available in the “Events” area under the “Investor Relations” heading on the Company’s website—cbrlgroup.com. To access the live simulcast of the presentation, please go to the Company’s website at least 15 minutes prior to the presentation to download and install any necessary audio software. An online replay of the presentation will be available for two weeks following the conference.

Headquartered in Lebanon, Tennessee, CBRL Group, Inc. presently operates 556 Cracker Barrel Old Country Store restaurants and gift shops located in 41 states.

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